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EXHIBIT 11

                                   CALIFORNIA ENERGY COMPANY, INC.

                           CALCULATION OF EARNINGS PER SHARE IN
ACCORDANCE                                WITH INTERPRETIVE RELEASE
NO. 34-9083

                          (dollars in thousands, except per share
amounts)
___________________

                                         Three Months Ended
        Six months Ended
        June 30                         June 30
                              1995           1994             1995
        1994
                                   Actual weighted average
shares outstanding for the period     49,948,545    33,411,002
   44,388,076   34,182,853

Dilutive stock options and warrants
using average market prices            2,207,440     2,472,489
    2,348,418    2,644,035

Total number of shares based on
shares outstanding and the
assumption that dilutive stock
options and warrants will be
exercised at average stock market
prices                                52,155,985    35,883,491
   46,736,494   36,826,888

Additional dilutive stock options
using ending market price                      -             -
            -            -

Total shares based on shares out-
standing and the assumption that
dilutive stock options and warrants
will be exercised at ending market
price if more dilutive                52,155,985    35,883,491
   46,736,494   36,826,888

Income before extraordinary item      $   13,891    $    8,379
   $   23,504   $   16,986

Extraordinary item                             -             -
            -       (2,007)

Net income                                13,891         8,379
       23,504       14,979  Less: Series C preferred stock
dividends                                      -         1,236
        1,080        2,436  Net income available for common
shareholders                          $   13,891    $    7,143
    $  22,424   $   12,543

Primary earnings per share before
extraordinary item                    $      .27    $      .20
    $     .48    $     .40

Extraordinary item per share                   -             -
            -         (.07)

Primary earnings per share            $      .27    $      .20
    $     .48    $     .34

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